Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE:	CONTACT:
Terence R. Montgomery
610-619-3040
terry.montgomery@infrasourceinc.com

Laura Martin
212-889-4350
laura.martin@taylor-rafferty.com

INFRASOURCE SERVICES, INC. REPORTS SECOND QUARTER 2004 RESULTS

Revenues increased $11.3 million, or 8% to $148.2 million
Backlog up 36% to $871 million
Definitive Agreements to Acquire EnStructure and Utili-Trax

MEDIA, PA – August 11, 2004 – InfraSource Services, Inc. (NYSE:IFS), one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States, today announced its financial results for the period ended June 30, 2004.

Second Quarter Results

Revenues for the second quarter 2004 increased $11.3 million, or 8%, to $148.2 million, compared to $136.9 million for the same quarter in 2003.  This increase was primarily due to additional aerial electric transmission work, including the acquisition of Maslonka & Associates, Inc. and additional underground natural gas work, offset by declines in underground electric transmission, independent power producer and telecommunications work.

GAAP net loss for the second quarter 2004 was $2.0 million, or $0.06 per share, versus a loss of $1.6 million, or $0.03 per share, for the second quarter last year.  As more fully explained below, exclusive of the effect of expenses related to our initial public offering, a loss on the early extinguishment of debt, discontinued operations and merger related expenses, EBITDA from continuing operations as adjusted increased $1.6 million, or 12%, to $15.6 million for the second quarter 2004 compared to $14.0 million for the same quarter in 2003.  Exclusive of the same items and also for amortization of intangibles arising from acquisitions income as adjusted was $4.1 million for the second quarter 2004 as compared to income of $4.3 million for the same quarter in 2003, including an additional $1.6 million (after-tax) of interest expense in the second quarter of 2004.

Backlog

At the end of the second quarter 2004, total backlog was $871 million, compared to $640 million at the end of the second quarter in 2003 (36% increase) and $790 million (10% increase) at the

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end of the first quarter 2004.  This growth included increases in each of our three primary end markets, most notably the award of large amounts of natural gas work in the Midwest.

Acquisitions and Divestitures

InfraSource recently announced that it has signed definitive agreements to acquire the assets of EnStructure, the construction services business of SEMCO ENERGY, Inc., and Utili-Trax, the construction business of Connexus Energy, for a cash purchase price of $20.8 million and $5.3 million, respectively, subject to certain purchase price adjustments. In addition, InfraSource has signed a definitive agreement to divest a telecom craft services subsidiary for approximately $6 million.

“Our second quarter results reflect the Company’s progress in pursuit of strategic objectives to capitalize on the favorable trends in the utility infrastructure markets and increase market share. We continue to see active markets for our services, and our backlog numbers reflect some of the benefits of our sharp focus on our key markets,” said David Helwig, Chief Executive Officer.  “The pending additions of EnStructure and Utili-Trax will strengthen our geographic presence in the Midwest, South and Southeast and provide additional service offerings.”

Second Quarter Financial Review

EBITDA from continuing operations for the second quarter 2004 decreased $3.0 million to $9.2 million, compared to $12.2 million for the second quarter 2003.  EBITDA from continuing operations for the second quarter 2004 included $0.8 million of expenses relating to our initial public offering and a loss of $5.7 million due to the early extinguishment of a $30 million note paid with proceeds from the initial public offering.  EBITDA from continuing operations for the second quarter 2003 included $1.8 million of merger-related expenses associated with the acquisition of InfraSource Incorporated on September 24, 2003. Excluding the aforementioned items, EBITDA as adjusted was $15.6 million for the second quarter 2004 versus $14.0 million for the second quarter a year ago.  A reconciliation of GAAP net loss to EBITDA from continuing operations, as well as to EBITDA from continuing operations as adjusted, is included in the table that follows this press release.

GAAP net loss for the second quarter 2004 was $2.0 million, or $0.06 per share, versus a loss of $1.6 million, or $0.03 per share, for the second quarter last year.  GAAP net loss for the second quarter 2004 included $0.1 million (after-tax) of loss from discontinued operations, $2.3 million (after-tax) of amortization of intangible assets arising from acquisitions, $0.4 million (after-tax) of IPO-related expenses and $3.3 million (after-tax) of loss on early extinguishment of debt.  GAAP net loss for the second quarter 2003 included $4.8 million (after-tax) of loss from discontinued operations and $1.1 million (after-tax) of merger-related expenses.   Excluding the aforementioned items, income as adjusted was $4.1 million for the second quarter 2004 versus income of $4.3 million for the second quarter a year ago, despite $1.6 million (after-tax) of additional interest expense related to debt incurred in connection with the purchase of InfraSource Incorporated. A reconciliation of GAAP net loss to income as adjusted is included in the table that follows this press release.

Six Months Financial Review

Revenues for the six months ended June 30, 2004 increased $49.3 million, or 20%, to $296.8 million, compared to $247.5 million for the same period in 2003.  This increase was primarily due to additional aerial electric transmission work including the acquisition of Maslonka & Associates, Inc. and additional underground natural gas work, offset by declines in other electric and telecommunications work.

EBITDA from continuing operations for the six months ended June 30, 2004 increased $4.5 million to $24.5 million, compared to $19.9 million for the same period in 2003.  EBITDA from continuing operations for the six months ended June 30, 2004 included $2.4 million of expenses relating to our initial public offering and a loss of $5.7 million due to the early extinguishment of a $30 million note also related to the initial public offering.  EBITDA from continuing operations for the same period in 2003 included $1.9 million of merger-related expenses associated with the merger of InfraSource Incorporated on September 24, 2003. Excluding the aforementioned items, EBITDA would have been $32.6 million for the six months ended June 30, 2004 versus $21.9 million for the same period a year ago.  A reconciliation of GAAP net loss to EBITDA from continuing operations, as well as EBITDA from continuing operations as adjusted, is included in the table that follows this press release.

GAAP net loss for the six months ended June 30, 2004 was $1.0 million, or $0.03 per share, versus a loss of $1.3 million, or $0.03 per share, for the same period last year.  GAAP net loss for the six months ended June 30, 2004 included $0.1 million (after-tax) of loss from discontinued operations, $4.9 million (after-tax) of amortization of intangible assets arising from acquisitions, $1.4 million (after-tax) of IPO-related expenses and $3.2 million (after-tax) of loss on early extinguishment of debt.  GAAP net loss for the same period in 2003 included $5.5 million (after-tax) of loss from discontinued operations and $1.1 million (after-tax) of merger-related expenses.   Excluding the aforementioned items, income as adjusted was $8.6 million for the six months ended June 30, 2004 versus income of $5.4 million for the same period a year ago, despite $3.5 million (after-tax) of additional interest expense in the second half of 2004 related to debt incurred in connection with the purchase of InfraSource Incorporated.  A reconciliation of GAAP net loss to income as adjusted is included in the table that follows this press release.

In connection with the IPO, InfraSource changed its quarter end to the last calendar day of the quarter.  The Company does not believe the impact of this change would have had a material effect on net income for the 6 months ended June 20, 2003.

In May 2004, InfraSource completed its IPO and amended its credit agreement to allow for an increase in its revolving credit facility from $40 million up to $85 million.  In July 2004, the Company fully syndicated the $85 million revolving credit facility.  The Company’s IPO and credit agreement amendment will be discussed in greater detail in the Company’s Form 10-Q to be filed with the Securities and Exchange Commission.

Conference Call

InfraSource has scheduled a conference call for August 11, 2004 at 9:00AM EDT to discuss the results for the quarter.  This conference call will be webcast live on the InfraSource web site at www.infrasourceinc.com by clicking on the investors, webcasts & presentations links.  A webcast replay will be available immediately following the call at the same location on the website through September 30, 2004.  For those investors who prefer to participate in the conference call by phone, please dial (719) 457-2617. An audio replay of the conference call will be available shortly after the call through August 18, 2004 by calling (719) 457-0820 and using passcode 323829. For more information, please contact Laura Martin at Taylor-Rafferty at (212) 889-4350.

About InfraSource

InfraSource Services, Inc. (NYSE: IFS) is one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States.  InfraSource designs, builds, and maintains transmission and distribution networks for utilities, power producers, and industrial customers.  Further information can be found at www.infrasourceinc.com.

Safe Harbor Statement

Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “will,” “should,” “may,” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) technological, structural and cyclical changes that could reduce the demand for the services we provide; (2) loss of key customers; (3) the uncertainty of the outcome of federal energy legislation; (4) the nature of our contracts, particularly our fixed-price contracts; (5) work hindrance due to inclement weather events; (6) the award of new contracts and the timing of the performance of those contracts; (7) project delays or cancellations; (8) the failure to meet schedule or performance requirements of our contracts; (9) the presence of competitors with greater financial resources and the impact of competitive products, services and pricing; (10) consummation of the acquisitions and successful integration of the acquisitions into our business; and (11) close out of certain of our projects may or may not occur as anticipated or may be unfavorable to us; (12) other factors detailed from time to time in our other reports and filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in our Registration Statement on Form S-1 relating to our initial public offering. Except as required by law, we do not intend to update forward-looking statements even though our situation may change in the future.

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INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	For the Period March 22 to June 20, 2003 (Predecessor entity – InfraSource Incorporated and Subsidiaries)	Three Months Ended June 30, 2004	For the Period January 1 to June 20, 2003 (Predecessor entity – InfraSource Incorporated and Subsidiaries)	Six Months Ended June30, 2004
Contract revenues	$119,746	$148,227	$216,669	$296,848
Contract revenues – related parties	17,199	—	30,878	—
Total contract revenues	136,945	148,227	247,547	296,848
Cost of revenues	118,316	123,670	215,499	247,014
Gross profit	18,629	24,557	32,048	49,834

Selling, general and administrative expenses	11,498	15,694	23,688	31,107
Merger related costs	1,816	—	1,931	—
Provision (recoveries) of uncollectible accounts	43	(464)	43	(471)
Amortization of intangible assets	—	4,022	—	8,569
Income from operations	5,272	5,305	6,386	10,629
Interest income	487	66	961	120
Interest expense and amortization of debt discount	(1)	(2,829)	(3)	(6,200)
Loss on early extinguishment of debt	—	(5,682)	—	(5,682)
Other expense	(193)	(228)	(130)	(421)
Income (loss) before income taxes	5,565	(3,368)	7,214	(1,554)
Income tax expense (benefit)	2,312	(1,414)	2,958	(670)
Income (loss) from continuing operations	3,253	(1,954)	4,256	(884)
Discontinued operations:
Loss from operations of discontinued business	(7,532)	(127)	(8,705)	(125)
Income tax benefit	(2,686)	(55)	(3,158)	(54)
Loss from discontinued operations	(4,846)	(72)	(5,547)	(71)
Net loss	$(1,593)	$(2,026)	$(1,291)	$(955)

Income (loss) per share – basic and diluted:
Income (loss) from continuing operations	$0.07	$(0.06)	$0.09	$(0.03)
Loss from discontinued operations	(0.10)	—	(0.12)	—
Net loss	$(0.03)	$(0.06)	$(0.03)	$(0.03)

Weighted average basic and diluted common shares outstanding	47,877	34,755	47,890	31,453

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share amounts)

	December 31, 2003	June 30, 2004
ASSETS

Current assets:
Cash and cash equivalents	$12,080	$19,348
Contract receivables (less allowance for doubtful accounts of $4,938 and $3,636, respectively)	70,905	80,649
Contract receivables due from related parties	14,617	—
Costs and estimated earnings in excess of billings	34,003	56,360
Inventories	8,473	9,940
Deferred income taxes	685	2,240
Other current assets	4,822	23,461
Due from related parties, net	10,907	—
Current assets - discontinued operations	4,262	3,877
Total current assets	160,754	195,875

Property and equipment (less accumulated depreciation of $5,299 and $17,584, respectively)	116,566	125,000
Property and equipment – related parties	7,218	—
Goodwill	68,877	129,038
Intangible assets (less accumulated amortization of $2,600 and $11,169, respectively)	5,400	8,331
Deferred charges and other assets, net	7,309	9,088
Deferred income taxes	1,058	2,262
Noncurrent assets - discontinued operations	395	355
Total assets	$367,577	$469,949

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,500	$934
Accounts payable	13,244	17,330
Other current and accrued liabilities	42,701	39,132
Accrued insurance reserves	19,773	22,357
Billings in excess of costs and estimated earnings	8,019	6,164
Deferred revenues	3,393	3,743
Other liabilities – related parties	7,218	—
Current liabilities - discontinued operations	—	521
Total current liabilities	95,848	90,181

Long-term debt and capital lease obligations	162,963	84,322
Long-term debt - related party	—	1,000
Deferred revenues	12,750	17,907
Other long-term liabilities	3,167	5,217
Total liabilities	274,728	198,627
Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value (authorized - 12,000,000 shares; 0 shares issued and outstanding)	—	—
Common stock $.001 par value (authorized - 120,000,000 shares; issued and outstanding - 19,914,840 and 38,677,610, respectively)	20	39
Additional paid-in capital	91,480	270,490
Retained earnings	1,335	380
Accumulated other comprehensive income	14	413
Total shareholders’ equity	92,849	271,322
Total liabilities and shareholders’ equity	$367,577	$469,949

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(Unaudited)
(In thousands)

We believe investors’ understanding of our operating performance is enhanced by disclosing income as adjusted, EBITDA from continuing operations, and EBITDA from continuing operations as adjusted.  We present these non-GAAP financial measures primarily as supplemental performance measures because we believe they facilitate operating performance comparisons from period to period and company to company as they exclude items that we believe are not representative of our core operations.  In addition, we believe that these measures are used by financial analysts as measures of financial performance of other companies in our industry. These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

We define income as adjusted as GAAP net loss, adjusted to exclude certain significant items.  For the periods shown in this press release, the significant items include discontinued operations, expenses associated with the September 2003 merger of InfraSource Incorporated, amortization of intangibles arising from acquisitions, expenses relating to our initial public offering, and a loss on the early extinguishment of debt in connection with our public offering.  We define EBITDA from continuing operations as net loss before discontinued operations, net of tax, interest expense, interest income, income tax expense, depreciation and amortization for the periods shown.  We define EBITDA from continuing operations as adjusted as EBITDA from continuing operations, adjusted for certain significant items.  For the periods shown in this press release, the significant items include expenses associated with the merger of InfraSource Incorporated, expenses relating to our initial public offering and a loss on the early extinguishment of debt in connection with our public offering.

Because these measures facilitate internal comparison of our historical financial position and operating performance on a more consistent basis, we also use these measures for business planning and analysis purposes, in measuring our performance relative to that of our competitors and/or in evaluating acquisition opportunities.

Table #1  Reconciliation of net loss to income as adjusted

	For the Period March 22 to June 20, 2003 (Predecessor entity- InfraSource Incorporated and Subsidiaries)	Three Months Ended June 30, 2004	For the Period January 1 to June 20, 2003 (Predecessor entity – InfraSource Incorporated and Subsidiaries)	Six Months Ended June 30, 2004

Net loss (GAAP)	$(1,593)	$(2,026)	$(1,291)	$(955)

Loss on discontinued operations	4,846	72	5,547	71

Merger related expenses	1,061	—	1,139	—

Amortization of intangible assets relating to purchase accounting	—	2,333	—	4,876

IPO related expenses	—	443	—	1,382

Loss on early extinguishment of debt	—	3,296	—	3,233

Income as adjusted (a non-GAAP financial measure)	$4,314	$4,118	$5,395	$8,607

Table #2  Reconciliation of net loss to EBITDA from continuing operations and EBITDA from continuing operations as adjusted

	For the Period March 22 to June 20, 2003 (Predecessor entity- InfraSource Incorporated and Subsidiaries)	Three Months Ended June 30, 2004	For the Period January 1 to June 20, 2003 (Predecessor entity – InfraSource Incorporated and Subsidiaries)	Six Months Ended June 30, 2004

Net loss (GAAP)	$(1,593)	$(2,026)	$(1,291)	$(955)

Loss on discontinued operations (net of tax)	4,846	72	5,547	71

Income tax expense (benefit)	2,312	(1,414)	2,958	(670)

Interest expense	1	2,829	3	6,200

Interest income	(487)	(66)	(961)	(120)

Depreciation	7,094	5,784	13,668	11,363

Amortization of intangible assets	—	4,022	—	8,569

EBITDA from continuing operations (a non-GAAP financial measure)	12,173	9,201	19,924	$24,458

Merger related expenses	1,816	—	1,931	—

IPO related expenses	—	764	—	2,429

Loss on early extinguishment of debt	—	5,682	—	5,682

EBITDA from continuing operations as adjusted (a non-GAAP financial measure)	$13,989	$15,647	$21,855	$32,569